Exhibit 99.1

Statement Regarding Supreme Court of Texas

Decision in Life Partners, Inc. v. Arnold and

Life Partners Holdings, Inc. v. State of Texas

On Friday, May 8, 2015, the Supreme Court of Texas issued its opinion in No. 14-0122, Life Partners, Inc. v. Arnold and No. 14-0226, Life Partners Holdings, Inc. v. State of Texas. These two cases had been consolidated for purposes of oral argument because they presented the same legal question: whether the life settlement agreements sold by Life Partners Holdings, Inc. and Life Partners, Inc. (collectively “Life Partners”) are “securities” for purposes of the Texas Securities Act (the “Act”).

In Life Partners, Inc. v. Arnold, the plaintiffs brought a putative class action seeking rescission and damages based on the argument that Life Partners, Inc. and others1 violated the Act by selling unregistered securities and misrepresenting to purchasers that they were not securities. In Life Partners Holdings, Inc. v. State of Texas, the State sought injunctive and other relief based on the allegation that Life Partners, Inc., Life Partners Holdings, Inc. and others2 were committing fraud in the sale of securities.

Thus, in both cases, the issue was whether the life settlement contracts sold by Life Partners and the other defendants are “securities” for purposes of the Act. Specifically, both sets of plaintiffs argued that the life settlement contracts are “investment contracts,” as that term is defined in the Act.

The Texas Supreme Court concluded that the life settlement contracts are “investment contracts,” by applying a four-part test derived from federal securities law. The Court held we conclude that an “investment contract” for purposes of the Texas Securities Act means (1) a contract, transaction, or scheme through which a person pays money (2) to participate in a common venture or enterprise (3) with the expectation of receiving profits, (4) under circumstances in which the failure or success of the enterprise, and thus the person’s realization of the expected profits, is at least predominately due to the entrepreneurial or managerial, rather than merely ministerial or clerical, efforts of others, regardless of whether those efforts are made before or after the transaction.

1 The “others” include Milkie/Ferguson Investment, Inc.

2  The “others” include Brian D. Pardo, R. Scott Peden, Advance Trust & Life

Escrow Services, L.T.A., and Purchase Escrow Services, LLC.

Because there was no dispute about the first three parts of the test, the Court’s analysis focused on whether the realization of expected profits is predominantly due to the entrepreneurial or managerial efforts of others.

The Court found that Life Partners engaged in substantial pre-transaction efforts that affected the realization of expected profits. These efforts include identifying the insureds from whom life insurance policies are purchased, evaluating the health of the insured and determining a life expectancy, evaluating the terms of the life insurance policies, and negotiating the purchase price from the life insurance policies. The Court also found that Life Partners’ post-transaction conduct was managerial, not merely ministerial, and that after the purchase, Life Partners exercises complete control and discretion over the investment and the investment’s success. These efforts include holding legal title to the purchased life insurance policies, monitoring the health of the insured, monitoring the payment of the premiums for the policies, and collecting and distributing funds. The Court also found it significant that Life Partners had discretion to optimize premiums, and is the only party that may cash out the policy.

The Texas Supreme Court also declined to hold that its ruling should apply only prospectively. The Court reasoned that the decision did not establish a new principle of law because it simply applied the Texas Securities Act, which was enacted in 1957. The Court also noted that since 1977, Texas courts have been instructed to broadly construe the term “investment contract.”

The Supreme Court of Texas therefore affirmed the court of appeals’ judgments in each case that the life settlement contracts are securities, and remanded the cases for further proceedings in the trial courts.